EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AVANGRID, Inc. Names Calderón, Timm as Directors

ORANGE, CT – July 18, 2016 – AVANGRID, Inc. (NYSE: AGR) has added two new independent members to its board of directors: a former president of Mexico and a financial services industry leader.

On July 14, the board of directors of AVANGRID took action to increase the number of directors from 12 to 14 and elected Felipe de Jesús Calderón Hinojosa and Elizabeth Timm as new directors of the company, effective immediately.

President Calderón served as the 56th President of Mexico from 2006 to 2012. Under President Calderón’s leadership, the Mexican economy registered stability and economic growth. Despite the impact of the 2009 international economic crisis, he boosted competitiveness in Mexico by deregulating the economy, promoting free trade, competition, private investment and technical education, as well as increasing investment in infrastructure to unprecedented levels.

President Calderón currently serves as the chair of The Global Commission on the Economy and Climate, which is responsible for coordinating the “Better Climate, Better Growth: The New Climate Economy Report.” President Calderón also serves as president of the Sustainable Human Development Foundation and is a member of the Board of Directors of the World Resources Institute. President Calderón was appointed to serve as a member and the chair of the unaffiliated committee of AVANGRID’s board of directors.

Ms. Timm is currently a management and financial consultant for RE/MAX By the Bay in Portland, Maine. Previously, she served as the Maine Market President of the Bank of America and its predecessor company, Fleet Bank, and held senior executive positions at Citibank and KeyBank.

Ms. Timm is president of the Maine chapter of the International Women’s Forum and president of the board of directors of the Girl Scouts of Maine. She also is a member of the Boston Club and its corporate board committee, an advisory member of the Olympia Snowe Leadership Institute and is active with a number of other non-profit organizations. Ms. Timm previously served as an independent director of Avangrid Networks, Inc., a wholly owned subsidiary of AVANGRID, and was appointed to serve on the AVANGRID board’s Audit and Compliance Committee.

About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a diversified energy and utility company with more than $30 billion in assets and operations in 25 states. The company operates regulated utilities and electricity generation through two primary lines of business. Avangrid Networks includes eight electric and natural gas utilities, serving 3.1 million customers in New York and New England. Avangrid Renewables operates 6.3 gigawatts of electricity capacity, primarily through wind power, in states across the United States. AVANGRID employs 7,000 people. The company was formed by a merger between Iberdrola USA and UIL Holdings Corporation in 2015. IBERDROLA S.A. (Madrid: IBE), a worldwide leader in the energy industry, owns 81.5% of AVANGRID. For more information, visit www.avangrid.com.

Media Contacts:

•	Michael A. West, Jr.

Michael.West@uinet.com

203.499.3858